UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 17, 2011
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State of Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)

118-29 Queens Boulevard, Forest Hills, New York (Address of principal executive offices)	11375 (Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
(a) On January 17, 2011, the Audit Committee of the Board of Directors of JetBlue Airways Corporation (“JetBlue” or the “Company”), upon the recommendation of management, concluded that our previously issued financial statements contained in the Company’s (i) Annual Report on Form 10-K for the year ended December 31, 2009, and (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2010 should no longer be relied upon due to a $12 million non-cash error in the accounting for points and awards that had expired under our former customer loyalty program, TrueBlue. Management and the Audit Committee discussed this determination and the contents of this filing with Ernst & Young LLP, the Company's independent registered public accounting firm.
In connection with the winding down of the non-cash liability for expiring TrueBlue points and awards associated with the migration to an enhanced customer loyalty program, we determined that there was an error in accounting for approximately $12 million of points and awards that had expired in earlier periods prior to the launch of the new program. As a result of this accounting error, revenue, net income and retained earnings were understated in previously reported periods for the years ended December 31, 2006, 2007, 2008 and 2009 and for the quarters of 2009 (as reflected in 2010 Forms 10-Q). Management determined that our previously issued consolidated financial statements should be restated to properly reflect the non-cash revenue for expired TrueBlue points and awards in the periods in which expiration occurred. Accordingly, the Company’s financial statements referenced above will be restated as soon as practicable to reflect these adjustments.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION (Registrant)
Date: January 18, 2011	By:	/s/ DONALD DANIELS
Vice President and Controller
(principal accounting officer)